QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.4

FIRST AMENDMENT TO
CHANGE IN CONTROL AGREEMENT

        THIS FIRST AMENDMENT TO THE CHANGE IN CONTROL AGREEMENT (the "First Amendment") is entered into as of January 1, 2001, by Mid-State Bank, a banking company organized under the laws of California ("Company"), located in Arroyo Grande, California, and Carrol R. Pruett ("Executive").

        WHEREAS, Company and Executive entered into a Change in Control Agreement dated as of November 12, 1997 (the "Agreement");

        WHEREAS, Executive intends effective today to cease drawing a salary as an officer and employee of the Company and Mid-State Bancshares ("Bancshares") but will remain the Chairman of the Board of the Company, the Chairman of the Board and Chief Executive Officer of Bancshares and director and Chief Executive Officer of Mid-Coast Land, a subsidiary of the Company ("Executive's Change of Status");

        WHEREAS, the Board of Directors (i) recognizes the unique contribution of Executive to the development of the Company and Bancshares, (ii) believes that his knowledge and expertise relating to the Company and Bancshares would be critical to any successful change in control of the Company and (iii) wants to ensure his continued efforts in the event of any change in control of the Company;

        WHEREAS, the parties wish to make certain changes and amendments to the Agreement and the Board of Directors of the Company has approved such changes and this First Amendment;

        NOW, THEREFORE, in consideration of the premises and mutual promises of the parties, the Company and Executive agree as follows:

1.
The first sentence of paragraph (ii) of Section 1 is amended in full to read as follows:

          "(ii) In the event that an agreement is reached for, or that a Person (as hereinafter defined) commences a Change in Control (as hereinafter defined), you agree that you will remain in the employ of the Company and will continue to render the services contemplated in the recitals to this Amendment and all the other services that you have heretofore customarily performed until such Change in Control has occurred or is abandoned or terminated."

2.
Section 2 is amended by deleting the last sentence of the Section and by adding the following two sentences:

  "This Agreement shall terminate if you or the Company terminate your employment prior to a Change in Control. Notwithstanding the preceding sentence, Executive's Change in Status will not constitute a termination of this Agreement."

3.
Section 3 is amended in full to read as follows:

  "Change in Control" means a change, after January 1, 1998, in control of the Company of a nature that would be required to be the subject of prior approval by (A) the Federal Reserve Board pursuant to the Bank Holding Company Act of 1956, as amended, (B) the Federal Deposit Insurance Corporation under the Change In Bank Control Act, (C) the appropriate federal bank regulatory agency under the Bank Merger Act or (D) the California Department of Financial Institutions pursuant to provisions of the California Financial Code; provided, that without limitation, and without consideration of regulatory exemptions from prior approval, such a Change in Control will be deemed to have occurred if and when any of the following occur: (i) there is a transfer, voluntarily or by hostile takeover or proxy contest, operation of law or otherwise, of control of the Company, (ii) individuals, who were members of the Board of Directors of the Company immediately prior to a meeting of the shareholders of the Company which meeting involved a contest for the election of directors, do not constitute a majority of the Board of Directors of the Company following such election or meeting, (iii) an acquisition, directly or indirectly, of more than 25% of the outstanding shares of any class of voting securities of the Company by any Person, (iv) a merger, consolidation or sale of all, or substantially all, of the assets of the Company, or (v) there is a change, during any period of two consecutive years, of a majority of the Board of Directors of the Company as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period. If any of the approvals referred to in (A)-(D), above, shall relate to a change in control of Bancshares or any of the events or circumstances described in (i)-(v), above, shall occur to or be applicable to Bancshares, then such change in control shall be deemed for all purposes of this Agreement to also be a "Change in Control" of the Company."

4.
Section 4 is amended in full to read as follows:

  "If any of the events described in Section 3 hereof constituting a Change in Control shall have occurred, you shall be entitled to the benefits provided in Section 5 hereof"

5.
Section 5 is amended in full to read as follows:

        "5. Compensation upon Change in Control of the Company

            (i)    Within 30 days following the occurrence of a Change in Control, you shall be paid by the Company as cash compensation an amount equal to two (2) times the sum of (A) your "annual" salary, and (B) your "annual" bonus, and (C) your "annual" deferred compensation pursuant to the Mid-State Bank Deferred Compensation Plan. For purposes of this paragraph (i), your "annual" salary, bonus and deferred compensation shall be equal to the average of such amounts for the years 1998, 1999, and 2000.

            (ii)  Upon the occurrence of a Change in Control, the Company shall maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the earliest of (a) three years after the Change in Control, (b) the commencement date of equivalent benefits from a new employer or (c) your normal retirement date under the terms of any retirement plan, all insured and self insured employee welfare benefits plans in which you were entitled to participate immediately prior to the Change in Control, provided that your continued participation is possible under the general terms and provisions of such plans (and any applicable funding media) and you continue to pay an amount equal to your regular contribution under such plans for such participation. If, at the end of three years after the Change in Control, you have not reached your normal retirement date and you have not previously received or are not then receiving equivalent benefits from a new employer, the Company shall arrange, at its sole cost and expense, to enable you to convert your and your dependents' coverage under such plans to individual policies or programs upon the same terms as employees of the Company may apply for such conversions. In the event that your participation in any such plans is bared, the Company, at its sole cost and expense, shall arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive under such plans pursuant to this paragraph (ii) or, if such insurance is not available at a reasonable cost to the Company, the Company shall otherwise provide you and your dependents with equivalent benefits (on an after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in the plans.

            (iii)  Except as specifically provided in paragraph (ii) above and in Section 8, the mount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the other party hereto."

6.
The second sentence of paragraph (i) of Section 6 is amended in full to read as follows:

          "Failure of such Person to furnish such assent by the later of (A) three (3) business days prior to the time such Person becomes a Successor (as hereinafter defined) or (B) two (2) business days after such Person receives a written request to so assent shall result in the amounts payable under paragraph (i) of Section 5 being immediately due and payable."

7.
Section 8 is amended in full to read as follows:

          "8. Taxes.

          (i)    All payments to be made to you under this Agreement will be subject to required withholding of federal, state and local income and employment taxes.

          (ii)  In the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code, as amended (the "Code")), to the Executive or for his benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with the Company or a Change in Control (including the accelerated exercise of any stock options) (any such payment or benefit being a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive will be entitled to receive an additional payment (a "Gross-Up Payment") in an amount equal to the total Excise Tax imposed on the Executive as a result of such Payments (including the Excise Tax reimbursement due pursuant to this sentence and the Excise Taxes on any federal and state tax reimbursements due pursuant to the next subsection).

          (iii)  If Company is obligated to pay the Executive pursuant to the preceding subsection, Company also shall pay the Executive an amount equal to the "total presumed federal and state taxes" that could be imposed on the Executive with respect to the Excise Tax reimbursements due to the Executive pursuant to the preceding subsection and the federal and state tax reimbursements due to the Executive pursuant to this sentence. For purposes of the preceding sentence, the "total presumed federal and state taxes" that could be imposed on the Executive shall be conclusively calculated using a combined tax rate equal to the sum of (a) the highest individual income tax rate in effect under (i) Federal tax law and (ii) the tax laws of the state in which the Executive resides on the date that the payment under this Section 8 is computed and (b) the hospital insurance portion of FICA.

          (iv)  No adjustments will be made in this combined rate for the deduction of state taxes on the federal return, the loss of itemized deductions or exemptions, or for any other purpose for paying the actual taxes. Executive shall be responsible for paying the actual taxes.

          (v)  An initial determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made at the Company's expense by Arthur Andersen LLP or by any successor accounting firm appointed by the Company prior to any Change in Control (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive within five days after a Date of Termination or at such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to a Payment or Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the "Dispute"). The Gross-Up Payment, if any, as determined pursuant to this Section 8 shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. The existence of the Dispute shall not in any way affect the Executive's right to receive the Gross-Up Payment in accordance with the Determination. Upon the final resolution of a Dispute, the Company shall promptly pay to the Executive any additional amount required by such resolution. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Section 8(vi) below.

          (vi)  Notwithstanding anything contained in this Agreement to the contrary, in the event that according to the Determination, an Excise Tax will be imposed on any Payment or Payments, the

  Company shall pay to the applicable government taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments."

8.
Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

9.
This First Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

10.
Except as herein amended, the Agreement shall remain in full force and effect.

11.
This Fist Amendment shall be governed by and construed in accordance with the laws of the Sate of California.

        WITNESS, the signatures of Bank and Executive as of the date set forth above

MID-STATE BANK

By: /s/ James G. Stathos, Executive Vice President

By: /s/ Carrol R. Pruett

QuickLinks

  EXHIBIT 10.4
FIRST AMENDMENT TO CHANGE IN CONTROL AGREEMENT